Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Vertex Energy, Inc.

We consent to incorporation by reference in this Form S-8 Registration Statement of Vertex Energy, Inc. (the “Company”), to be filed with the Commission on or about January 27, 2014, of our Report of Independent Registered Public Accounting Firm dated March 20, 2013, relating to the consolidated financial financial statements the Company, included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012.

LBB & Associates Ltd., LLP

Houston, Texas
January 27, 2014